TRUST FOR PROFESSIONAL MANAGERS

INVESTMENT ADVISORY AGREEMENT

with

AURORA INVESTMENT MANAGEMENT L.L.C.

THIS INVESTMENT ADVISORY AGREEMENT (the “Agreement”) is made as of the 21st day of February, 2013, by and between Trust for Professional Managers, a Delaware statutory trust (hereinafter called the “Trust”), on behalf of the series of the Trust as indicated on Schedule A attached hereto, as may be amended from time to time (the “Fund”), and Aurora Investment Management L.L.C. (hereinafter called the “Adviser”), a Delaware limited liability company located at 300 North LaSalle Street, 52nd Floor, Chicago, Illinois 60654.

WITNESSETH:

WHEREAS, the Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Fund is a series of the Trust having separate assets and liabilities; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is engaged in the business of supplying investment advice as an independent contractor; and

WHEREAS, the Trust desires to retain the Adviser to render advice and services to the Fund pursuant to the terms and provisions of this Agreement, and the Adviser desires to furnish said advice and services;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, intending to be legally bound hereby, mutually agree as follows:

1.   APPOINTMENT OF ADVISER.  The Trust hereby appoints the Adviser, and the Adviser hereby accepts such appointment, to render investment advice and related services with respect to the assets of the Fund for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Trust’s Board of Trustees (the “Board of Trustees”).

2.   DUTIES OF ADVISER.

(a)   General Duties. The Adviser shall act as investment adviser to the Fund and shall supervise investments of the Fund on behalf of the Fund in accordance with the investment objectives, policies and restrictions of the Fund as set forth in the Fund’s and Trust’s governing documents, including, without limitation:  the Trust’s Declaration of Trust and By-Laws, each as amended from time to time; the Fund’s prospectus and statement of additional information; and such other limitations, policies and procedures as the Trustees may impose from time to time by providing in writing to the Adviser and following a reasonable period of time under the circumstances to implement such limitations, policies and procedures (collectively, the “Investment Policies”).  In providing such services, the Adviser shall at all times adhere to the provisions and restrictions contained in the federal securities laws, applicable state securities laws, the Internal Revenue Code of 1986 and other applicable law to the extent such provisions and restrictions are applicable to the Adviser in its role as investment adviser to the Fund.  Subject to the requirements of the Investment Company Act, the Adviser is authorized to delegate its duties hereunder, at the Adviser’s own expense, to one or more sub-advisers (each, a “Sub-Adviser”), each of which is a registered investment adviser under the Advisers Act, pursuant to a written agreement under which the Sub-Adviser shall furnish the services specified therein to the Adviser or the Fund.  When appropriate, the Adviser may allocate and reallocate the Fund’s assets among the Sub-Advisers and add and remove Sub-Advisers to the Fund, subject to applicable requirements under the Investment Company Act.  The Adviser will continue to have responsibility for all investment advisory services furnished pursuant to any agreement with a Sub-Adviser.

Without limiting the generality of the foregoing, the Adviser shall:  (i) furnish the Fund with advice and recommendations with respect to the investment of the Fund’s assets and the purchase and sale of portfolio securities and other permitted investments for the Fund, including the taking of such steps as may be necessary to implement such advice and recommendations (i.e., placing the orders); (ii) manage and oversee the investments of the Fund, subject to the ultimate supervision and direction of the Board of Trustees; (iii) make recommendations with respect to the hiring, termination and replacement of each Sub-Adviser; (iv) vote proxies for the Fund, file ownership reports under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the Fund, and take other actions on behalf of the Fund; (v) maintain the books and records required to be maintained by the Adviser with respect to the services performed on behalf of the Fund, except to the extent arrangements have been made for such books and records to be maintained by the administrator or another agent of the Fund; (vi) furnish reports, statements and other data on securities, economic conditions and other matters related to the investment of the Fund’s assets that the Fund’s administrator or distributor or the officers of the Trust may reasonably request; and (vii) render to the Board of Trustees such periodic and special reports with respect to the Fund’s investment activities as the Board of Trustees may reasonably request, including at least one in-person appearance annually before the Board of Trustees.  It is understood and agreed that the Adviser shall have no obligation to initiate litigation on behalf of the Fund.

(b)   Brokerage. To the extent not delegated to a Sub-Adviser, the Adviser shall be responsible for decisions to buy and sell securities for the Fund, for broker-dealer selection, and for negotiation of brokerage commission rates, provided that the Adviser shall not direct orders to an affiliated person of the Adviser without general prior authorization to use such affiliated broker or dealer from the Board of Trustees.  The Adviser’s primary consideration in effecting a securities transaction will be to seek best execution in accordance with the safe harbor established by Section 28(e) of the Securities and Exchange Act of 1934, as amended.  In selecting a broker-dealer to execute each particular transaction, the Adviser may take such factors as it deems relevant into consideration including, without limitation: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis.  The price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered.

Subject to such policies as the Board of Trustees may determine and consistent with Section 28(e) of the Exchange Act, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to the Adviser an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Fund and to other clients of the Adviser as to which the Adviser exercises investment discretion.  Subject to the same policies and legal provisions, the Adviser is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers or dealers who also provide research or statistical material, or other services, to the Trust, the Adviser, or any affiliate of either.  Such allocation shall be in such amounts and proportions as the Adviser shall determine, and the Adviser shall report on such allocations regularly to the Trust, indicating the broker-dealers to whom such allocations have been made and the basis therefor.

On occasions when the Adviser deems the purchase or sale of a security or other permitted investments to be in the best interest of the Fund as well as of other clients, the Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities or other permitted investments to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution.  In such event, allocation of the securities or other permitted investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

3.   REPRESENTATIONS OF THE ADVISER.

(a)   It is duly organized, validly existing, and in good standing as a statutory trust under the laws of the State of Delaware, and is qualified in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

(b)   The Adviser has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding agreement of the Adviser enforceable against the Fund in accordance with its terms.

(c)   The Adviser shall maintain all licenses and registrations necessary to perform its duties hereunder in good order.

(d)   The Adviser maintains errors and omissions insurance coverage in an appropriate scope and amount and shall upon request provide to the Trust any information it may reasonably require concerning the amount of or scope of such insurance.

(e)   The Adviser is not currently the subject of, and has not been the subject of during the last (3) years, any enforcement action by the Securities and Exchange Commission (“SEC”), Commodity Futures Trading Commission (“CFTC”) or other regulatory authority.

(f)   The Adviser shall promptly notify the Trust in the event that the Adviser becomes aware that the Advisor (A) is the subject of an administrative proceeding or enforcement action (which, for the avoidance of doubt, shall exclude any informal inquiry or routine audit or examination) by the SEC, CFTC or other regulatory authority, or (B) is, or has been informed that it will be, served or otherwise given notice of any formal action, suit, or proceeding, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of the Adviser.

(g)   With respect to its role as investment adviser to the Fund, the Adviser shall conduct its operations at all times in material compliance with the Advisers Act, the Investment Company Act and any other applicable state and/or self-regulatory organization regulations.

4.   REPRESENTATIONS OF THE TRUST.

(a)   It is duly organized, validly existing, and in good standing as a statutory trust under the laws of the State of Delaware, and is qualified in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

(b)   The Trust has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding agreement of the Trust enforceable against the Adviser in accordance with its terms.

(c)   The Trust is registered as an open-end management investment company under the Investment Company Act, and the shares of the Fund are registered under the Securities Act, as amended, and any applicable state securities laws.

(d)   The Trust maintains errors & omissions insurance coverage in an appropriate scope and amount and shall upon request provide to the Adviser any information it may reasonably require concerning the amount of or scope of such insurance.

(e)   The Trust is not currently the subject of, and has not been the subject of during the last (3) years, any enforcement action by the SEC, CFTC or other regulatory authority.

(f)   The Trust shall promptly notify the Adviser in the event that the Trust becomes aware that the Trust (A) is the subject of an administrative proceeding or enforcement action (which, for the avoidance of doubt, shall exclude any informal inquiry or routine audit or examination) by the SEC, CFTC or other regulatory authority, or (B) is, or has been informed that it will be, served or otherwise given notice of any formal action, suit or proceeding, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of the Trust.

5.   INDEPENDENT CONTRACTOR.  The Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust or the Fund in any way, or in any way be deemed an agent for the Trust or the Fund.  It is expressly understood and agreed that the services to be rendered by the Adviser to the Fund under the provisions of this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

6.   ADVISER’S PERSONNEL.  The Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement.  Without limiting the generality of the foregoing, the staff and personnel of the Adviser shall be deemed to include individuals employed or retained as independent contractors by the Adviser to furnish services pursuant to this Agreement, including any compliance staff and personnel required by the Adviser.

7.   EXPENSES.

(a)   With respect to the operation of the Fund, the Adviser shall be responsible for (i) the Fund’s organizational expenses, (ii) providing the personnel, office space and equipment reasonably necessary for  the Adviser to perform its services to the Fund, (iii) the expenses of printing and distributing copies of the Fund’s prospectus, statement of additional information, and sales and advertising materials (but not the legal, auditing or accounting fees attendant thereto) to prospective investors (but not to existing shareholders) to the extent such expenses are not covered by any applicable shareholder servicing fee plan or plan adopted pursuant to Rule 12b-1 under the Investment Company Act, (iv) the costs of any special Board of Trustees meetings or shareholder meetings convened for the primary benefit of the Adviser or due to an assignment of this Agreement, and (v) any costs of a liquidation or reorganization the Fund conducted at the recommendation of the Adviser (unless such cost is otherwise allocated by the Board of Trustees). If the Adviser has agreed, whether voluntarily or pursuant to an agreement, to limit the operating expenses of the Fund, the Adviser shall also be responsible on a monthly basis for any operating expenses that exceed the agreed upon expense limit.

(b)   The Fund is responsible for and shall assume the obligation for payment of all of its expenses including its allocable portion of Trust expenses, other than as stated in Subparagraph 7(a) above, including but not limited to:  fees and expenses incurred in connection with the issuance, registration and transfer of its shares; brokerage, commissions, spreads, fees and other expenses connected with the acquisition, holding and disposition of securities and other permitted investments including placement and similar fees in connection with direct placements entered into on behalf of the Fund;; all expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities and other property of the Trust for the benefit of the Fund, including all fees and expenses of its custodian, shareholder services agent and accounting services agent; all expenses incurred in connection with borrowings including interest charges; costs and expenses of pricing and calculating its daily net asset value and of maintaining its books of account required under the Investment Company Act; taxes, if any; a pro rata portion of expenditures in connection with meetings of the Fund’s shareholders and the Board of Trustees that are properly payable by the Fund; salaries and expenses of officers of the Trust, including without limitation the Trust’s Chief Compliance Officer if determined appropriate by the Board of Trustees, and fees and expenses of members of the Board of Trustees or members of any advisory board or committee who are not members of, affiliated with or interested persons of the Adviser or the Administrator; insurance premiums on property or personnel of the Fund which inure to its benefit, including liability and fidelity bond insurance; the cost of preparing and printing reports, proxy statements, prospectuses and statements of additional information of the Fund or other communications for distribution to existing shareholders; legal, auditing and accounting fees; governmental fees, all or any portion of trade association dues or educational program expenses determined appropriate by the Board of Trustees; fees and expenses (including legal fees) of registering and maintaining registration of its shares for sale under federal and applicable state and foreign securities laws; all expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Fund, if any; and all other charges and costs of its operation plus any extraordinary and non-recurring expenses, including litigation, proceedings, claims and indemnification obligations to its directors, officers and shareholders, except as herein otherwise prescribed.

(c)   The Adviser may voluntarily or contractually absorb certain Fund expenses or waive the Adviser’s own advisory fee.

(d)   To the extent the Adviser incurs any costs by assuming expenses which are an obligation of the Fund as set forth herein, the Fund shall promptly reimburse the Adviser for such costs and expenses, except to the extent the Adviser has otherwise agreed to bear such expenses.  To the extent the services for which the Fund is obligated to pay are performed by the Adviser, the Adviser shall be entitled to recover from the Fund to the extent of the Adviser’s actual costs for providing such services.  In determining the Adviser’s actual costs, the Adviser may take into account an allocated portion of the salaries and overhead of personnel performing the services.

(e)   The Adviser may not pay fees in addition to any Fund distribution or servicing fees to financial intermediaries, including, without limitation, banks, broker-dealers, financial advisors, or pension administrators, for sub-administration, sub-transfer agency or any other shareholder servicing or distribution services associated with shareholders whose shares are held in omnibus or other group accounts, except with the prior authorization of the Board of Trustees.  Where such arrangements are authorized by the Board of Trustees, the Adviser shall report regularly to the Trust on the amounts paid and the relevant financial institutions.

(f)   The Adviser shall, upon request of the Board of Trustees, participate in meetings of the Board of Trustees in person or by telephone

8.   MANAGEMENT FEE.

(a)   The Fund shall pay to the Adviser, and the Adviser agrees to accept, as full compensation for all services furnished or provided to the Fund pursuant to this Agreement, an annual management fee at the rate set forth in Schedule A to this Agreement.

(b)   The management fee shall be accrued daily by the Fund and paid to the Adviser on the first business day of the succeeding month.

(c)   The initial fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement and shall be prorated as set forth below. If this Agreement is terminated prior to the end of any month, the fee to the Adviser shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

(d)   The management fee payable to the Adviser under this Agreement will be reduced to the extent of any receivable owed by the Adviser to the Fund and as required under any expense limitation applicable to the Fund.

(e)   The Adviser voluntarily may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Fund under this Agreement.  Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Adviser hereunder or to continue future payments.  Any such reduction will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis.

(f)   Any such reductions made by the Adviser in its fees or payment of expenses which are the Fund’s obligation are subject to reimbursement by the Fund to the Adviser, if so requested by the Adviser, in subsequent fiscal years if the aggregate amount actually paid by the Fund toward the operating expenses for such fiscal year (taking into account the reimbursement) does not exceed the applicable limitation on Fund expenses.  Under the expense limitation agreement, the Adviser may recoup reimbursements made in any fiscal year of the Fund over the following three fiscal years.  Any such reimbursement will be reviewed by the Board of Trustees.  Such reimbursement may not be paid prior to the Fund’s payment of current ordinary operating expenses.

9.   NO SHORTING; NO BORROWING.  The Adviser agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Fund.  This prohibition shall not prevent the purchase of such shares by any of the officers or employees of the Adviser or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the Investment Company Act.  The Adviser agrees that neither it nor any of its officers or employees shall borrow from the Fund or pledge or use the Fund’s assets in connection with any borrowing not directly for the Fund’s benefit.  The Adviser acknowledges that the Investment Company Act, including the rules, regulations and policy statements approved or issued by the SEC thereunder, may set forth periods of time that at the end of which, failure to pay any amount due to and payable to the Fund shall constitute a borrowing by the Adviser.  The Adviser’s failure to pay amounts due and payable to the Fund in such time periods shall constitute a borrowing for purposes of this Section 9.

10.   CONFLICTS WITH TRUST’S GOVERNING DOCUMENTS AND APPLICABLE LAWS.  Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust and Fund.  In this connection, the Adviser acknowledges that the Trustees retain ultimate plenary authority over the Fund and may take any and all actions necessary and reasonable to protect the interests of shareholders.

11.   REPORTS AND ACCESS.

(a)   The Adviser agrees to supply such information to the Fund’s Administrator and to permit such compliance inspections by the Fund’s Administrator as shall be reasonably necessary to permit the Administrator to satisfy its obligations and respond to the reasonable requests of the Board of Trustees.

(b)   The Trust agrees to provide the Adviser such information about the Trust and the Fund, including the books and records of the Fund, as the Adviser may reasonably request.  Such information includes, but is not limited to, the Trust’s Declaration of Trust and By-Laws and all compliance policies and procedures of the Trust.  The Trust agrees to provide to the Adviser promptly any amendment to the foregoing and, if any such amendment would materially affect the services to be provided by the Adviser hereunder, the Trust agrees to provide the amendment to the Adviser prior to its adoption by the Board of Trustees.  The Trust shall also provide the Adviser access to its books and records relating to the Fund as the Adviser may reasonably request.

(c)   The Trust represents and warrants that this Agreement has been authorized by the Board of Trustees and by shareholders in accordance with applicable law.

12.   ADVISER’S LIABILITIES AND INDEMNIFICATION.

(a)   The Adviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of any information with respect to the Adviserand its personnel and the Fund’s investment objectives, investment strategies, risks to investors, financial and performance information and financial statements provided in writing to the Fund for inclusion in the Fund’s offering materials (including the prospectus, the statement of additional information, and advertising and sales materials).

(b)   In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Trust or the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.  Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Trust, the Fund or any shareholder of the Fund may have under any federal securities law or state law.

(c)    he Adviser shall indemnify the Trust and the Fund and their respective shareholders, directors, officers and employees (the “Fund Indemnified Parties”) against, and hold them harmless from, any costs, expense, claim, loss, liability, judgment, fine, settlement or damage (including reasonable legal and other expenses) (collectively, “Losses”) arising out of any claim, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) asserted or threatened to be asserted by any third party (collectively, “Proceedings”) in so far as such Loss (or actions with respect thereto) arises out of or is based upon the willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties of the Adviser in the performance of its duties under this Agreement (collectively, “Disabling Conduct”).

(d)   The Trust and the Fund shall indemnify the Adviser and the Adviser’s officers, directors, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser (collectively, the “Adviser Indemnified Parties”) against, and hold such Adviser Indemnified Parties harmless from, any and all Losses (or actions with respect thereto) from any Proceedings arising from the Adviser’s providing services under this Agreement.

(e)   No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or officer of the Adviser, from liability in violation of Sections 17(h) and (i) of the Investment Company Act.

13.   NON-EXCLUSIVITY; TRADING FOR ADVISER’S OWN ACCOUNT.  The Trust’s employment of the Adviser is not an exclusive arrangement.  The Trust may from time to time employ other individuals or entities to furnish it with the services provided for herein.  Likewise, the Adviser may act as investment adviser for any other person, and shall not in any way be limited or restricted from buying, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting; provided, however, that the Adviser expressly represents that it will undertake no activities hereunder in breach of its fiduciary duties under the Advisers Act, and provided further that the Adviser will adhere to a code of ethics governing employee trading and trading for proprietary accounts that conforms to the requirements of the Investment Company Act and the Advisers Act and has been approved by the Board of Trustees.

14.   TERM.  This Agreement shall become effective with respect to the Fund at the time the Fund commences operations pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933, as amended, and shall continue for an initial term of two years thereafter, unless sooner terminated as hereinafter provided.  This Agreement shall continue in effect thereafter for additional periods not exceeding one year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.  The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the Investment Company Act.

15.   RIGHT TO USE NAME.

(a)   The Adviser warrants that the Fund’s name is not deceptive or misleading.  Any concern regarding copyright, trademark, or patent infringement with respect to the name used by the Fund shall be resolved by the Adviser.  The Adviser shall at all times have all rights in and to the Fund’s name, as listed on Schedule A hereto, or any name derived from using the name “Aurora Investment Management L.L.C.” or “Aurora Investment Management”.  The Fund shall have a license to use, but have no other rights in or to, the name “Aurora Investment Management L.L.C.”or “Aurora Investment Management” only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect.  Within sixty (60) days from such time as this Agreement shall no longer be in effect, the Fund shall cease to use such a name or any other name connected with the Adviser.

(b)   It is understood and hereby agreed that the name “Trust for Professional Managers” or “TPM” is the property of the Trust for trademark and all other purposes.  The Adviser undertakes and agrees that, in the event that the Adviser shall cease to act as investment adviser to the Fund, the Adviser shall promptly take all necessary and appropriate action to discontinue use of the Trust’s name and will further refrain from using the Trust’s name; provided, however, that the Adviser may continue to use the Trust’s name for the sole purpose of identifying the Trust as an account formerly managed by the Adviser or as otherwise consented to by  the Trust in writing prior to such use.

(c)   It is additionally understood and hereby agreed that the names “Aurora Investment Management L.L.C.”, “Aurora Investment Management”, “Aurora Horizons Fund” and any reasonable derivation of the same are the property of the Adviser for copyright, trademark and all other purposes.  The name “Aurora Investment Management” or “Aurora” and the related  logo or any variation thereof may be used from time to time in other connections and for other purposes by the Adviser and its affiliates and including with respect to other investment companies that have obtained consent to the use of the name

16.   TERMINATION; NO ASSIGNMENT.

(a)   This Agreement may be terminated by the Trust on behalf of the Fund at any time without payment of any penalty, by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to the Adviser, and by the Adviser upon sixty (60) days’ written notice to the Fund.  In the event of a termination, the Adviser shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees, transfer any and all books and records of the Fund maintained by the Adviser on behalf of the Fund.

(b)   This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the Investment Company Act.

17.   NONPUBLIC PERSONAL INFORMATION.  Notwithstanding any provision herein to the contrary, the Adviser agrees on behalf of itself and its directors, trustees, managers, members, officers, and employees (1) to treat confidentially and as proprietary information of the Trust (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Adviser.  Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

18.   CONFIDENTIALITY.  Notwithstanding the foregoing, the Adviser and the Trust each expressly undertakes to protect and to preserve the confidentiality of all information and know-how made available under or in connection with this Agreement, or the parties’ activities hereunder that is designated as being confidential (the “Confidential Information”).  Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information but in any event using a reasonable standard of care, to keep confidential the Confidential Information.

Neither party shall disclose Confidential Information except:  (a) to its employees, consultants, legal advisors, agents or auditors having a need to know such Confidential Information; (b) in accordance with a judicial or other governmental order or when such disclosure is required by law, provided that prior to such disclosure the receiving party shall provide the disclosing party with written notice to the extent reasonably practicable and shall comply with any protective order or equivalent; or (c) in accordance with a regulatory audit or inquiry, without prior notice to the disclosing party, provided that the receiving party shall obtain a confidentiality undertaking from the regulatory agency where possible. Neither party will make use of any Confidential Information except as expressly authorized in this Agreement or as agreed to in writing between the parties.  However, the receiving party shall have no obligation to maintain the confidentiality of information that:  (a) it received rightfully from another party not known to be subject to a confidentiality provision; (b) the disclosing party discloses generally without any obligation of confidentiality; (c) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed the disclosing party; or (d) is independently developed by the receiving party without reliance upon or use of any Confidential Information.  Each party’s obligations under this clause shall survive for a period of three (3) years following the expiration or termination of this Agreement.

Notwithstanding anything herein to the contrary, each party to this Agreement may disclose any information with respect to the United States federal income tax treatment and tax structure (and any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction) of the transactions contemplated hereby.

19.   ANTI-MONEY LAUNDERING COMPLIANCE.  The Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Adviser agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Adviser, now and in the future. The Adviser further agrees to provide to the Trust and/or the Fund’s administrator such reports, certifications and contractual assurances as may be reasonably requested by the Trust. The Trust may disclose information regarding the Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

20.   CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES.  The Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and the Fund are required to make certain certifications and have adopted disclosure controls and procedures.  To the extent reasonably requested by the Trust, the Adviser agrees to use its best efforts to assist the Trust and the Fund in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures.  The Adviser agrees to inform the Trust of any material development related to the Fund that the Adviser reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act.

21.   SEVERABILITY.  If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

22.   CAPTIONS.  The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

23.   GOVERNING LAW.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act and the Advisers Act and any rules and regulations promulgated thereunder.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

TRUST FOR PROFESSIONAL MANAGERS on behalf its series listed on Schedule A By: /s/ John P. Buckel Name: John P. Buckel Title: President
AURORA INVESTMENT MANAGEMENT L.L.C. By: /s/ Beth A. Satterfield Name: Beth A. Satterfield Title: Chief Operating Officer

SCHEDULE A

Series or Fund of Trust for Professional Managers	Annual Fee Rate as a Percentage of Average Daily Net Assets
Aurora Horizons Fund	2.00%

Schedule A - 1